Exihibit 99.1

For Immediate Release

Danka and Pitney Bowes Extend Services Relationship

– Danka also to provide new Digital Support Services for PBMS business centers –

ST. PETERSBURG, FL (September 15, 2004) – Danka Business Systems PLC (NASDAQ: DANKY) today announced a three-year extension of its current agreement to provide printer/copier related products and services to Pitney Bowes Management Services (PBMS). Under the agreement, Danka will deliver technical services, supplies, and support for installed equipment to PBMS in the United States, Canada, and Europe as well as PBMS off-site production centers.

“We are very pleased to build on our close relationship with Pitney Bowes Management Services,” said Danka Chief Executive Officer Todd Mavis. “This Enterprise Account agreement will ensure that PBMS customers around the world receive the highest levels of print and copy services, including comprehensive support from our award winning technicians as well as upgrades to new-generation systems.

In addition to the new three-year agreement, PBMS recently signed a two-year Digital Support Service (DSS) contract with Danka to help maximize PBMS’ investment in digital systems at its off-premise production print centers in the United States and Canada. Under a 2002 contract, Danka has been upgrading these business centers to a connected, intelligent digital environment utilizing its Danka @ the Desktop™ solution. The new DSS offering delivers enhanced support by fully leveraging Danka’s digital expertise and industry-leading Digital Solutions Center, along with taking a consolidated approach to problem avoidance/resolution that encompasses hardware, software, network, and print workflow issues. A DSS contract provides access to Danka’s sophisticated technology lab, an extensive knowledge base, and some of the company’s most experienced systems support engineers.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.